Exhibit 10.14
Mexico, D.F. November 18th, 2005
FRANCISCO CUEVAS FELIU
By means of this letter we accept your voluntary resignation as Administration and Finance Director of our Company, which position you have held since September 1 2005. On this date your work has concluded as per your unilateral decision.
In consequence this company as well as any other of the group to which our company belongs, including feeder industries, affiliated, shareholders, executives and legal representatives do not hold any actions or any right against you. During the time you participated in any position in legal and correct form, you received from the company the amount of money corresponding to the liquidation legally appropriate. You performed honestly and correctly over the finance of the company.
TFM, S.A. DE C.V.
LIC. VICTOR HUACUJA
Human Resources Director

Exhibit 10.14
Mexico, D.F. November 18th, 2005
TFM, S.A. DE C.V.
Dear Sirs:
For personal reasons, I wish to present my resignation to the position I have held in TFM, S.A. de C.V. since September 1, 2005. I also wish to state that in terms of section I of article 53 of the Federal Labor Law, during the time I worked for TFM I received the legal and contractual benefits to which I was entitled and there is no debt pending to this date.
I am grateful for the opportunity TFM afforded me and during the time I worked for the company I suffered neither risk nor any work accident. As of this moment I grant the company the release of any obligation as legally appropriate and I covenant to safeguard in a confidential manner all the information that the company afforded me for the development of my duties during said period.
JOSE FRANCISCO CUEVAS FELIU